CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Capital Management Investment Trust and to the use of our report dated January 28, 2020 on the financial statements and financial highlights of Wellington Shields All-Cap Fund, a series of shares of beneficial interest in Capital Management Investment Trust. Such financial statements and financial highlights appear in the November 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

Philadelphia, Pennsylvania March 23, 2020